Exhibit 99.1
Celebrate Express, Inc. Names Kristopher Galvin as New Chief Financial Officer
KIRKLAND, WA—(BUSINESS WIRE)—January 22, 2008— Celebrate Express, Inc. (Nasdaq: BDAY), a leading online and catalog retailer of celebration products for families, today announced that Kristopher Galvin will join the Company as Chief Financial Officer, beginning on January 29, 2008. Mr. Galvin, who brings with him extensive corporate finance experience, will have responsibility for the Company’s financial operations.
“We are excited to welcome Kristopher to Celebrate Express,” said Kevin Green, President and CEO of Celebrate Express. “Kristopher’s leadership skills and depth of finance experience will be tremendous assets to the Company as we continue to grow our business,” said Mr. Green.
Mr. Galvin joins Celebrate Express from Tully’s Coffee Corporation, a retailer and roaster of premium coffee, where he served as the Chief Financial Officer since 2002. From 1995 to 2001, Mr. Galvin held positions at eFunds Corporation, a provider of integrated information and payment solutions, including most recently as Vice President of Product Management, Retail in 2001 and as divisional Senior Vice President, Finance and Operations from 1995 to 2000. Prior to joining eFunds Corporation, Mr. Galvin held various financial positions at Ballard Computer, Inc., Seattle Lighting Fixture Co., Pay’n Save, Inc., and Price Waterhouse (now PricewaterhouseCoopers International Limited).
Mr. Galvin holds a Bachelors of Arts in Business Administration (Accounting) from the University of Washington and earned certification as a Certified Public Accountant in the state of Washington.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Evelyn Mackey (Investor Relations)
425-250-1064 x186
Invest@celebrateexpress.com